Exhibit 99.1

Palace Entertainment
News

Contact:
Chris Tofalli — Tofalli PR
914-834-4334

For Immediate Release

Palace Entertainment Names Alexander Weber, Jr. As CEO

Industry Veteran With Track Record of Success To Lead Next Phase of Growth

NEWPORT BEACH, CA, January 8, 2007 — Palace Entertainment Holdings, Inc., the largest owner and operator of water parks and family entertainment centers in the U.S., today announced that its Board of Directors has named Alexander Weber, Jr., a seasoned industry executive with over 38 years of theme park and entertainment industry experience, as President and Chief Executive Officer.  Mr. Weber will also serve as a member of Palace’s Board of Directors.

Prior to joining Palace Entertainment, Mr. Weber served in several key operating positions during his nearly 40 year career at Paramount Parks, most recently as President and Chief Executive Officer for the past five years. As CEO, he helped lead Paramount Parks, which reportedly has over $400 million in revenues, 26,000 employees and eight sites, to consecutive years of record sales and earnings gains.

“Al joins Palace Entertainment with a wealth of operating experience in the theme park industry,” said Tyler Zachem, Chairman of the Company and a Managing Director of MidOcean Partners, a leading private equity firm that acquired the Company in April of 2006.  “Al is a dynamic leader and team builder with broad industry experience who has demonstrated consistent leadership and success in producing strong results, and enhancing customer satisfaction,” added Mr. Zachem.  “We are enthusiastic about Al’s ability to effectively implement our growth initiatives and we believe he is exceptionally well suited to execute Palace’s strategic plan.  It is a pleasure to welcome Al to the Palace Entertainment team.”

Timothy Billings, a Director of the Company, added, “Al is a multi-talented executive who has spent his entire career in the theme park industry and we are excited to have someone of his caliber join Palace Entertainment.  Al successfully managed Paramount Parks’ predecessor through a leveraged buyout and his intimate knowledge of the business, combined with his proven leadership skills, makes him a logical candidate to lead Palace.”

Mr. Weber commented, “I am delighted to be joining Palace at such a key point in its development and it is an honor to work with the incredibly talented and dedicated team at Palace.  I believe my skills will help to provide a strategic direction for the company at the corporate level and I am very excited to develop a strong working relationship with the many talented employees in the field so together we can continue to build Palace Entertainment into a leader in family entertainment.”

Mr. Weber has served on the Executive Board of the International Association of Amusement Parks and Attractions, the Executive Board for the Greater Cincinnati Convention and Visitor Bureau, as Chairman of the Gaston Day School, and as Chairman of the Triton Museum of Art.  He holds a B.A. and an MBA from Xavier University and is a Doctorial candidate at Capella University.

John Cora, formerly CEO, and Dan Martinez, COO, will be leaving the company to pursue other interests.  Mr. Zachem said, “We appreciate John’s and Dan’s work and wish them great success in their future endeavors.”

Established in 1998 after the initial acquisition of four independently owned family entertainment companies, Palace Entertainment continues to consolidate the fragmented family entertainment industry and recently announced the acquisition of Waterworld USA Cal Expo from Six Flags.

About Palace Entertainment

Palace Entertainment is the largest family amusement and waterpark operator in the U.S. with 32 parks and over 10 million visitors annually.  Palace Entertainment waterparks include; Wet ‘N Wild in Greensboro NC, Raging Waters in San Dimas and San Jose CA, Splish Splash in Riverhead NY, Big Kahuna’s in Destin FL, Water Country in Portsmouth NH, Mountain Creek in Vernon NJ and Wild Waters in Ocala FL. Palace Entertainment also owns Boomers, Castle Park, Silver Springs, Malibu Grand Prix, Mountasia, and Speedzone family entertainment parks in CA, TX, FL, GA, and NY.  For more information, visit www.palaceentertainment.com.

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